SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) February 12, 2001

                                MEDIFAST, INC.
             (Exact name of registrant as specified in its charter)


               Delaware                     000-23016              13-3714405
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  (State or other jurisdiction       (Commission File Number)    (IRS Employer
of incorporation or organization)                                 Ident. No.)


11445 Cronhill Drive, Owing Mills, Maryland                         21117
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 (Address of principal executive offices)                         (Zip Code)


        Registrant's telephone number, including area code (410)-581-8042

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         (Former name or former address, if changed since last report.)

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Item 5.  Other Events

On February 8, 2001, Medifast Inc.'s subsidiary, Jason Pharmaceuticals Inc., a Maryland Corporation completed and closed on a new financial package with Mercantile-Safe Deposit & Trust Company on more favorable terms that will adequately fund the working capital portion of its business plan for 2001. The company has borrowed $350,000 of a secured revolving loan secured by inventory, receivables and the personal guarantee of the Chairman of the Board. The interest rate is 2% above the bank's prime rate. In addition, GE Capital has also loaned Jason Pharmaceuticals, Inc. $300,000 secured by equipment with a 4-year term at a fixed rate of 11.75% interest. GE Capital and Mercantile are the premier lenders in the Baltimore Market and their confidence in the company is indicative of the financial turnaround of Medifast, Inc. and the local financial community's support of the company's business plan and management team. The Company paid off the loan with Star Financial Limited Partnership with part of the proceeds of this loan. This financial package will reduce interest and financing costs of the company's debt by 50% for the remainder of the year 2001.

On February 5, 2001, Judge Frederic N. Smalkin of the United States District Court of Maryland awarded a judgment in the amount of $383,100 in favor of the subsidiaries of Medifast, Inc. against Worldwide Universal Health Network Inc. Century Industries is the successor in interest and merger to Worldwide and has recently filed a voluntary Chapter 11 as a debtor in possession. Medifast, Inc. will make an assertive claim to the U.S. Bankruptcy Court of New Jersey for past due payment of the shipment of product that Century sold and received a bulk sale payment of $600,000 based on their March 8, 2000 press release, three (3) months after the merger.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           Medifast, Inc.
                                                   (Registrant)

                                           /s/ Bradley T. MacDonald
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                                           Bradley T. MacDonald
                                           Chairman & CEO